EXHIBIT 10(D)
May 9, 2007
Mr. Michael W. Yackira
2305 Pearl Crest Drive
Las Vegas NV 89134
Dear Michael,
     On behalf of the Board of Directors, I am pleased to offer you a promotion to the position: President and Chief Executive Officer for Sierra Pacific Resources. You will also serve as Chief Executive Officer of the utility companies, Nevada Power Company and Sierra Pacific Power Company (“The Company” or “The Companies’). Your primary work location will be at Sierra Pacific — Nevada Power headquarters in Las Vegas, Nevada. You will report directly to the Board of Directors in this position. You will assume these responsibilities on August 1, 2007 and will serve until replaced, removed, or reelected to the position by the Board of Directors. The job will involve regular business travel, especially within Nevada, California, the Western U.S., New York, Washington D.C. and occasionally, international. The board intends to eliminate the Chief Operating Officer position effective with your assumption of this new position.
     The Board of Directors has determined that it intends, until further notice, to split the positions of Chief Executive Officer and Chairman of the Board. This is a step taken to more closely align our governance practices with those considered “best practice” within American publicly-traded companies. The Board of Directors has asked Walter M. Higgins to continue to serve as Chairman of the Board of Directors, as a non-executive chairman, until further notice.
     Your starting base salary as President and Chief Executive Officer will be $600,000. You will be eligible for an annual cash Short-Term Incentive Program (STIP) payment of 75% (target) of your base salary. Payment of the Short-Term Incentive is at the discretion of the Board of Directors and is based on corporate, business unit, and personal performance. Actual payout may vary from 0% to 150% of target. Except for retirement, death, or disability, an employee must be employed on the date STIP is paid to be eligible to receive it.
     Long-term incentives for this position are in accordance with the plan approved by the shareholders and administered by the Board of Directors. For your position, the long-term incentive is targeted at 150% of your base salary. The provisions of each grant and of the plan are the same as those previously communicated to you as President and Chief Operating Officer (“LTIP”).
     As a special performance incentive, the Board has also authorized a grant of 200,000 non-qualified stock options (NQSO’s) at a strike price set this date, May 9, 2007. These options will vest in increments of 1/3 on each of the next three anniversaries of this date.
     As CEO, you will be expected to achieve and maintain two times your annual salary in SPR stock. You will have five years to achieve this level. (Restricted stock grants count toward meeting the requirement.)
     In addition to the benefits described above, in the event you are terminated for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on your own volition and without actually being requested to resign by the Board, you will be eligible to receive one year’s base pay plus target incentive, within 30 days of termination. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year, and agreement not to disparage the Company. This payment would not be made if you otherwise receive any other severance, disability, or retirement payments from the Company, including a change in control plan payment. You further understand and agree that, in the event that you choose to terminate your employment with the Company, you relinquish and forfeit any and all unvested NQSO’s granted under this agreement, together with all unvested grants under the LTIP.
     You will continue to be eligible to participate in the Company’s Supplemental Executive Retirement Plan (SERP) and eligible for benefits under this Plan. For purposes of calculating SERP, 2 years will be added to your years of service if you continue to be employed with SPR until age 62 or beyond.
     You will continue to be eligible for the normal Sierra Pacific Resources senior officer change in control protection as has been put in place for the senior officers by the Board of Directors. The current plan expires on December 31, 2007 and the board will be considering soon how to replace or renew that plan. The board reserves the right to change the provisions of that plan to be consistent with competitive industry practice. However, your benefits will be no worse than those offered to the senior officers of the company.
     The company agrees to pay the premiums on an executive life insurance policy for you, such policy to have a death benefit equal to $1,000,000. This executive life insurance will be in addition to a business travel insurance policy for which the company will also pay the premiums; such business travel insurance policy will provide a death benefit equal to $1,000,000 in the event you die as a result of a travel-related cause while traveling on company business. You will also be able to participate in the company’s group life insurance plan, which currently provides group life insurance coverage with a death benefit equal to 1.5 times you annual salary.
     You will be eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% (subject to IRS limitations), and SPR’s Deferred Compensation Plan.
     You will receive a perquisite allowance of $30,000 to cover such expenses as having a Las Vegas based automobile for business use and tax preparation. The board is currently considering whether or not to continue to provide the perquisite allowance benefit, and if so in what form. In the event the benefit is discontinued, the board reserves the right to move the sum being paid into your base salary.
     You will also be provided memberships in appropriate business and social clubs in the Las Vegas and Reno areas as are needed to completely carry out your duties as CEO.
     You will receive paid time off (PTO) in accordance with our current standard company practice based on your years of professional work experience.
     You will receive a housing allowance of $5000 per month to cover the cost of maintaining a Reno area residence and a company vehicle for your use while in Northern Nevada, both so long as you are employed by the Company.
     The confidentiality agreement contained in your offer letter of 2003 will continue in force.
     You further agree that in the event that your employment with the Company terminates, by you or the Company, or mutually, you will not solicit or recruit, either directly or indirectly, any current officer or employee of Sierra Pacific Resources or any of its subsidiaries for a period of 24 months.

     The Board of Directors is pleased and excited at the prospect of having you serve as President and Chief Executive Officer of Sierra Pacific Resources. We believe you are well prepared for this important challenge and ready to do great work for our shareholders, our employees, our customers and the communities we serve.
     To indicate acceptance of this offer, please sign below and return one signed original of this letter to me as soon as possible. If you have questions about elements of this offer, you may call me.
Sincerely,
Phillip G. Satre
Lead Independent Director
Sierra Pacific Resources Board of Directors
Accepted:
__________________________________
Michael W. Yackira
Date_______________________________

3